Exhibit 107

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

Cisco Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Debt	4.900% Senior Notes due 2026	Rule 457(r)	$1,000,000,000	99.962%	$999,620,000	$147.60 per million	$147,543.91

Fees to be Paid	Debt	4.800% Senior Notes due 2027	Rule 457(r)	$2,000,000,000	99.870%	$1,997,400,000	$147.60 per million	$294,816.24

Fees to be Paid	Debt	4.850% Senior Notes due 2029	Rule 457(r)	$2,500,000,000	99.965%	$2,499,125,000	$147.60 per million	$368,870.85

Fees to be Paid	Debt	4.950% Senior Notes due 2031	Rule 457(r)	$2,500,000,000	99.801%	$2,495,025,000	$147.60 per million	$368,265.69

Fees to be Paid	Debt	5.050% Senior Notes due 2034	Rule 457(r)	$2,500,000,000	99.899%	$2,497,475,000	$147.60 per million	$368,627.31

Fees to be Paid	Debt	5.300% Senior Notes due 2054	Rule 457(r)	$2,000,000,000	99.598%	$1,991,960,000	$147.60 per million	$294,013.30

Fees to be Paid	Debt	5.350% Senior Notes due 2064	Rule 457(r)	$1,000,000,000	99.558%	$995,580,000	$147.60 per million	$146,947.61

Total	—	—	—	$13,500,000,000	—	$13,476,185,000	—	$1,989,084.91

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings.